STANDSTILL AND WARRANT EXTENSION AGREEMENT
(NO. B[•])

THIS STANDSTILL AND WARRANT EXTENSION AGREEMENT is dated as of ___________, 2015 (this “Agreement”), by and between CHINA INFORMATION TECHNOLOGY, INC., a company incorporated under the laws of the British Virgin Islands (the “Company”), and the Holder set forth on the signature page hereto (the “Holder”).

R E C I T A L S

A.     The Company and the Holder are parties to that certain Securities Purchase Agreement dated as of May 20, 2015 (the “Securities Purchase Agreement”), by and among the Company and the investors party thereto.

B.     At the Closing of the transactions contemplated by Securities Purchase Agreement, the Company issued the Securities to the Holder pursuant to an effective shelf registration statement on Form F-3 (Registration Number 333-196755), including, among others, a Series B Warrant (the “Series B Warrant”) to purchase an aggregate number of Ordinary Shares as set forth therein (subject to adjustment as provided therein). Unless otherwise indicated, all capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Securities Purchase Agreement or the Series B Warrant, as applicable.

C.     At the request of the Company, the Holder has agreed to restrict the Series B Warrant as set forth below in exchange for an extension of the Expiration Date and the other terms and conditions set forth below.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Warrant Standstill. Subject to the terms and conditions set forth herein, the Holder agrees that it shall not, and shall not be permitted to, exercise the Series B Warrant, in whole or in part, for a period of three (3) months from the date hereof (the “Suspension Period”); provided, however, that upon the occurrence of (A) on any single Trading Date, the Price Trigger (as defined below) and the Volume Trigger (as defined below), (B) the Going Private Trigger (as defined below) or (C) the Company issues any Ordinary Shares in respect of any exercise of another Series B Warrant (either in respect of an Exercise Notice that has been previously delivered, but has not been satisfied prior to the date hereof, or an Exercise Notice that is delivered subsequent to the date hereof) to any other Holder who has not executed an agreement substantially identical in form to this Agreement (a “Series B Exercise”) prior to expiration of the Suspension Period, the Suspension Period shall be automatically and immediately terminated and the Holder shall be permitted to exercise the Series B Warrant on the Trading Day immediately following the applicable trigger date. For purposes hereof, the “Price Trigger” shall mean the Trading Day during the Suspension Period that (i) the quotient of (A) the sum of the VWAP of the Ordinary Shares for each Trading Day of the five (5) lowest Trading Days during any twelve (12) consecutive Trading Day period, divided by (B) five (5), is greater than $3.00 (as adjusted for share splits, share distributions, recapitalizations or similar events). For purposes hereof, the “Volume Trigger” shall mean the Trading Day during the Suspension Period that (ii) the quotient of (A) the sum of the trading volume of the Ordinary Shares for each Trading Day of the five (5) highest volume Trading Days during any twelve (12) consecutive Trading Day period, divided by (B) five (5) is greater than 300,000 Ordinary Shares (as adjusted for share splits, share distributions, recapitalizations or similar events). For purposes hereof, the “Going Private Trigger” means that the Company’s Board of Directors shall approve any “going private” proposal submitted to the Company or its shareholders. Notwithstanding the forgoing, the Company agrees that during the Suspension Period, the Holder is entitled to exercise up to an aggregate of 4,000 Warrant Shares every seven (7) calendar days (the “Weekly Maximum Amount of Warrant Shares”). The Company shall within one (1) Trading Day inform the Holder in the event of (i) the issuance and delivery of Ordinary Shares pursuant to any Exercise Notice in excess of the Weekly Maximum Amount of Warrant Shares or (ii) any Series B Exercise, each by any other holder of a Series B Warrant during the Suspension Period. In the event that the Company does not so inform the Holder of any such exercises, the Expiration Date of the Holder’s Series B Warrant shall immediately, and without any action by the Holder or the Company, be extended by an additional one (1) year (the “Warrant Extension Period”).

2.     Extension of Expiration Date. Section 17(r) of the Series B Warrant is hereby amended and restated in its entirety as follows:

(r) “Expiration Date” means March 15, 2016, plus the Warrant Extension Period, if any, or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday; provided, that for each Business Day that the Company cannot or does not honor any Exercise Notice (beyond the Share Delivery Date), the Expiration Date shall be extended by one Business Day.

3.     Confirmation; Full Force and Effect. The amendment set forth in Section 2 amends the Series B Warrant on and as of the date hereof, and the Series B Warrant shall remain in full force and effect, as amended thereby, from and after the date hereof in accordance with its terms. The Company hereby ratifies, approves and affirms in all respects each of the Securities Purchase Agreement and the Series B Warrants (as amended) and the other Transaction Documents, the terms and other provisions hereof and thereof and the obligations hereunder and thereunder.

4.     Representations and Warranties. To induce the Holders to enter into this Agreement, the Company hereby represents and warrants to the Holder that:

(a)     Due Authorization and Execution. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate authority or other action on the part of the Company, this Agreement has been duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

(b)     No Material Adverse Effect. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form F-3 filed with the SEC relating to an issuance and sale by the Company of its Ordinary Shares and which has not been publicly announced, or (ii) would reasonably be expected to have a Material Adverse Effect; and

(c)     No Defense, Offset or Counterclaim. No events have taken place and no circumstances exist at the date hereof which would give the Company a basis to assert a defense, offset or counterclaim to any claim of any Holder with respect to the obligations of the Company.

5.     Waiver of Claims.The Holder, by signing below, hereby waives and releases the Company and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims (including, without limitation, any rights, claims, offsets or penalties in connection with a prior Delivery Failure pursuant to Section 1(c) of the Series B Warrant) of which the Holder is actually aware that currently exists, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

6.     Release.

(a)     Company Release. In consideration of the agreement of the Holder contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Holder, and its successors and assigns, and its present and former shareholders, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, and all persons acting by, through, under or in concert with any of them (each Holder and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity, which the Company or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Securities Purchase Agreement, or any of the other Transaction Documents or transactions thereunder or related thereto.

(b)     Full and Complete Defense. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)     Release Absolute and Unconditional. The Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)     No Reliance. In entering into this Agreement, the Company has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section 7 shall survive the termination of this Agreement and the other Transaction Documents.

7.     Disclosure of Transaction. The Company shall, on or before 8:30 a.m., New York City Time, on the first business day after the date that it enters into this Agreement, issue a press release and/or Report on Form 6-K (collectively, the “Press Release”) disclosing all material terms of the transactions contemplated hereby and thereby. From and after the issuance of the Press Release, the Holder shall not be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release. The Company shall not, and shall cause its officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company from and after the filing of the Press Release without the express written consent of the Holder. The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation.

8.     Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any other Holder of the Series B Warrants with respect to any amendment, settlement or waiver (each a “Settlement Document”) relating to the terms, conditions and transactions contemplated hereby, is or will be more favorable to such Person than those of the Holder and this Agreement shall be, at the election of the Holder, without any further action by the Holder or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms contained in such Settlement Document, including, without limitation, any provision in any Settlement Document for the right to receive a number of Ordinary Shares in respect of any exercise of another Series B Warrant subsequent to the date hereof in excess of the Weekly Maximum Amount of Warrant Shares. Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to the Transaction Documents) as the Holder may reasonably request to further effectuate the foregoing.

9.     Miscellaneous Provisions.

(a)     Entire Agreement; Successors and Assigns. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any and all other prior oral and written, and all contemporaneous oral, agreements, negotiations, discussions and understandings with respect thereto. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

(b)     Trial by Jury; Governing Law; Jurisdiction; Severability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE HOLDER AND THE SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. To the extent permitted by applicable Law, the parties hereto hereby submit to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

(c)     Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

(d)     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

CHINA INFORMATION TECHNOLOGY, INC., a British Virgin Islands company

By:
Name:
Title:

HOLDER

[•]

By:
Name:
Title:

[Signature Page to Standstill and Warrant Extension Agreement]